News Release

ATHENE HOLDING LTD. ENTERS INTO REINSURANCE AGREEMENT WITH VOYA FINANCIAL

PEMBROKE, Bermuda – December 21, 2017– Athene Holding Ltd. (“Athene”) (NYSE: ATH) today announced it has entered into an agreement with Voya Financial (“Voya”) (NYSE: VOYA) to reinsure approximately $19 billion of fixed and fixed indexed annuity liabilities.

“We are excited to enter into this agreement with Voya, which is highly strategic for Athene and a compelling example of how our association with Apollo enables us to deliver creative solutions to the insurance industry. The large block of fixed annuities we will be reinsuring are products Athene understands well, and they present a meaningful asset redeployment opportunity,” said Jim Belardi, CEO of Athene. “Amid a historically tight credit spread environment, we expect this transaction to achieve our mid-teens return target, leaving us well-positioned for incremental value creation in a more favorable credit spread environment or through enhanced asset management.”

In connection with the transaction being announced today, Athene has secured the rights to reinsure liabilities that will be created from the subsequent annuitization of certain of Venerable’s (as described below) variable annuities to fixed payout annuities which is estimated to total approximately $8 billion over the life of the block, ensuring a significant flow of future liabilities for Athene on an annual basis. In addition, the transaction provides Athene with the opportunity to meaningfully augment its organic distribution by pursuing Voya’s existing annuity distribution relationships.

It was also announced today that a consortium of investors, led by affiliates of Apollo Global Management, LLC (NYSE: APO), Crestview Partners and Reverence Capital Partners, has agreed to purchase Voya Insurance and Annuity Company, including its Closed Block Variable Annuity segment, and create a newly formed standalone entity (“Venerable Holdings, Inc.” or “Venerable”) that will administer the fixed and variable annuity blocks. Athene will make a $75 million(1) minority equity investment in Venerable to be held as an alternative investment.

Prior to the closing of this transaction, Athene will evaluate a range of potential debt financing alternatives which may provide an attractive option for the company in the current low rate environment.

(1) Subject to closing adjustments.

The transaction, which is expected to close in the second or third quarter of 2018, is subject to regulatory approvals and other customary closing conditions. Barclays is serving as financial advisor and Sidley Austin LLP is serving as legal counsel to Athene in connection with this transaction. Houlihan Lokey is serving as financial advisor and Latham & Watkins LLP is serving as legal advisor to the special committee of independent directors of the board of directors of Athene in connection with the transaction.

Conference Call Information
Athene will conduct a conference call this morning (December 21, 2017) at 8:00 a.m. ET to discuss this transaction as well as provide a business update. Additionally, a presentation deck is available on the ir.athene.com website.

•	Live conference call: Toll-free at 1-888-317-6003 (domestic) or 1-412-317-6061 (international)
•Participant entry number: 9819674

•	Replay available through January 4, 2018 at 1-877-344-7529 (domestic) or 1-412-317-0088 (international)
•Replay access code: 10114975
•Live and archived webcast available at ir.athene.com

# # #

About Athene Holding Ltd.
Athene, through its subsidiaries, is a leading retirement services company that issues, reinsures and acquires retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs. The products offered by Athene include:

•	Retail fixed and fixed indexed annuity products;

•	Reinsurance arrangements with third-party annuity providers;

•	Institutional products, such as funding agreements and group annuity contracts related to pension risk transfers.

Athene's principal subsidiaries include Athene Annuity & Life Assurance Company, a Delaware-domiciled insurance company, Athene Annuity and Life Company, an Iowa-domiciled insurance company, Athene Annuity & Life Assurance Company of New York, a New York-domiciled insurance company, Athene Life Re Ltd., a Bermuda-domiciled reinsurer and Athene Lebensversicherung AG, a German-based life insurance company.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of Athene’s management and the management of Athene’s subsidiaries. Generally, forward-looking statements include actions, events, results, strategies and expectations and are often identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,”

“estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ from those set forth in, or implied by, the statements set forth herein are discussed from time to time in Athene’s filings with the SEC, including Athene’s annual report on Form 10-K for the year ended December 31, 2016, as supplemented and amended by Athene’s quarterly report on Form 10-Q for the three months ended September 30, 2017, all of which can be found at the SEC’s website www.sec.gov.

All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Athene does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contact Information
Media Contact
Cyndi Harmeyer Fisher
Athene Holding Ltd.
+1 441 279 8533
+1 515 342 3719
cfisher@athene.com

Investor Relations Contact
Paige Hart
Athene Holding Ltd. (NYSE: ATH)
+1 441 279 8527
+1 310 698 4478
phart@athene.com

3